                                                                  EXHIBIT 10.27

CONFIDENTIAL TREATMENT REQUESTED


                         COAL FEEDSTOCK SUPPLY AGREEMENT


                                 BY AND BETWEEN


                        SYNFUEL SOLUTIONS OPERATING LLC,
                                  AS PURCHASER


                                       AND


                            HOPKINS COUNTY COAL, LLC,
                                    AS SELLER


                                      DATED


                                OCTOBER 26, 2001

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

1.1      Defined Terms ...........................................................................................1
1.2      Construction of Certain Terms and Phrases................................................................1

                                   ARTICLE II
                                 SUPPLY OF COAL

2.1      Annual Forecasts.........................................................................................2
2.2      Coal Purchase Orders.....................................................................................2
2.3      Monthly Orders...........................................................................................3
2.4      Supply of Coal; Purchase Price; Btu Content Adjustment...................................................3
2.5      Shipment and Delivery of Coal............................................................................4
2.6      Title and Risk of Loss...................................................................................5
2.7      Quality Specifications...................................................................................6
2.8      Weight...................................................................................................6
2.9      Sampling and Analysis....................................................................................7
2.10     Non-Complying Coal.......................................................................................7
2.11     Taxes, Duties and Fees...................................................................................8
2.12     Billing and Payment......................................................................................8
2.13     Credit Support...........................................................................................9
2.14     Audit....................................................................................................9
2.15     Operator and Other Representatives of Purchaser..........................................................9

                                   ARTICLE III
                               GENERAL PROVISIONS

3.1      Term....................................................................................................10
3.2      Events of Default; Remedies.............................................................................11
3.3      Representations and Warranties..........................................................................13
3.4      Use.....................................................................................................14
3.5      Limitation of Remedies and Liability....................................................................14
3.6      Force Majeure...........................................................................................16
3.7      Notices.................................................................................................17
3.8      Other Covenants.........................................................................................19
3.9      Miscellaneous Provisions................................................................................20

Annex I  Defined Terms
Schedule 2.2 Coal Specifications

CONFIDENTIAL TREATMENT REQUESTED



                         COAL FEEDSTOCK SUPPLY AGREEMENT

         This COAL FEEDSTOCK SUPPLY AGREEMENT (this "Agreement") is made and entered on this 26th day of October, 2001 (the "Effective Date"), by and between HOPKINS COUNTY COAL, LLC, a Delaware limited liability company ("Seller") and SYNFUEL SOLUTIONS OPERATING LLC, a Delaware limited liability company ("Purchaser"). Purchaser and Seller are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Purchaser owns one ***** synthetic fuel manufacturing machine, which together with the infrastructure, other attachments and appurtenances thereto (the "Coal Synfuel Plant") is designed to produce a solid synthetic fuel from coal feedstock combined with a chemical reagent into solid synthetic fuel that qualifies for tax credits as a "qualified fuel" under Section 29 of the Internal Revenue Code of 1986, as amended.

         B. The Coal Synfuel Plant is situated at a location near
Madisonville, Kentucky, on an easement granted to Purchaser by Seller pursuant to the Real Property Easement Agreement of even date herewith between Purchaser and Seller (the "Real Property Easement Agreement").

         C. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, Coal for production of Coal Synfuel pursuant to this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 DEFINED TERMS. Capitalized terms used in this Agreement but not otherwise defined shall have the meaning given in Annex I.

         1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole, including any Annexes, Exhibits and Schedules hereto and any Coal Purchase Orders issued hereunder, and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term "Annex," "Exhibit" or "Schedule" shall refer to an Annex, Exhibit or Schedule attached to this Agreement. References to any agreement shall be deemed to include any amendments or



----------
***** Denotes confidential information with respect to which a separate confidential treatment request has been filed with the Securities and Exchange Commission.

modifications thereto. References to the Real Property Easement Agreement shall be deemed to include any replacements thereof as contemplated by Section 2.3(d) of the Real Property Easement Agreement.


                                  ARTICLE II
                                 SUPPLY OF COAL

         2.1 ANNUAL FORECASTS. Purchaser shall deliver written notice to Seller promptly following the Effective Date, and thereafter on or before November 1 of each Year, specifying, for information purposes only, Purchaser's forecast of the quantity of Coal Purchaser desires to purchase during the following Year with respect to each Coal Purchase Order.

         2.2 COAL PURCHASE ORDERS.

               (a) Simultaneously with the execution of this Agreement, Purchaser and Seller have entered into two Coal Purchase Orders under this Agreement (the "Initial Coal Purchase Orders"). Each Initial Coal Purchase Order specifies (i) the term for deliveries of Coal under such Coal Purchase Order (the applicable "Coal Purchase Order Term"), (ii) the quantities of Coal subject to such Coal Purchase Order (the applicable "Coal Purchase Order Quantity"),
(iii) the price of the Coal to be delivered under such Coal Purchase Order (the applicable "Purchase Price"), (iv) the quality specifications for the Coal to be delivered with respect to such Coal Purchase Order ) (the applicable "Coal Specifications"), (v) any quality price adjustments (e.g., for Btu content, ash content, moisture content, and sulfur content) applicable to the Coal to be delivered in respect of such Coal Purchase Order (the applicable "Quality Price Adjustments"), and (vi) such additional terms and provisions as the Parties have agreed to with regard to deliveries of Coal under such Coal Purchase Order.

               (b) From time to time at Purchaser's request, Purchaser and Seller shall enter into additional Coal Purchase Orders under this Agreement. Each additional Coal Purchase Order shall be in writing and will specify (i) the applicable Coal Purchase Order Term (which shall be as determined by Purchaser, provided that in no event shall the Coal Purchase Order Term extend beyond the end of the Term), (ii) the applicable Coal Purchase Order Quantities (which shall be as determined by Purchaser, but without prejudice to the limitations on Seller's delivery obligations set forth in Section 2.3), (iii) the applicable Purchase Price (which shall be an arms-length market price reasonably determined by Seller) and payment terms as described in Section 2.12, (iv) the applicable Coal Specifications (which shall be as determined by Purchaser, provided that in no event shall the Coal Specifications be more stringent than the specifications set forth in Schedule 2.2 unless the Parties otherwise mutually agree), (v) any applicable Quality Price Adjustments (which shall be as determined by Purchaser, provided that in no event shall the formulas for such Quality Price Adjustments be different than the formulas for such quality adjustments set forth in the Coal Synfuel Purchase Agreement pursuant to which the Coal Synfuel produced from the Coal subject to such Coal Purchase Order will be sold), and (vi) any other terms and provisions to which the Parties may agree with regard to deliveries of Coal under such Coal Purchase Order.

               (c) Each Coal Purchase Order entered into pursuant to this Agreement shall supplement and become a part of this Agreement for all purposes. In the event of any conflict between the terms of this Agreement and the terms of any Coal Purchase Order entered into pursuant hereto, the terms of the Coal Purchase Order shall prevail, subject to the provisions of Section 2.2(d).

               (d) If the sales price for Coal Synfuel under any Coal Synfuel Purchase Agreement is more than $***** below the Purchase Price under the applicable Purchase Order for the Coal Feedstock used to produce such Coal Synfuel, Buyer shall have the right to challenge whether the Purchase Price set forth in such Purchase Order in fact equaled the market price for the Coal Feedstock subject to such Purchase Order. If it is finally determined by agreement of the Parties or by a court of competent jurisdiction that the market price for the Coal Feedstock covered by such Purchase Order was lower than the Purchase Price set forth in such Purchase Order, then the Purchase Price shall be reduced to the market price as so finally determined, and Seller shall refund to Buyer any excess amounts paid based on such higher Purchase Price together with interest from the date paid until the date of such refund at the Interest Rate. Such refund shall be due and payable within five Business Days after receipt of a statement from Buyer together with supporting calculations of the amount due.

         2.3 MONTHLY ORDERS. As soon as practicable, but not later than 10 Business Days prior to the beginning of each Month during the Term, Purchaser shall deliver to Seller a written order specifying the quantity of Coal Purchaser desires to purchase for such Month under each Coal Purchase Order (each such quantity, the "Applicable Quantity"); provided that (a) the aggregate Applicable Quantities specified for any Month will not exceed ***** Tons and (b) the aggregate Applicable Quantities specified for any Contract Year shall not exceed ***** Tons, in each case, unless the Parties otherwise mutually agree.

         2.4 SUPPLY OF COAL; PURCHASE PRICE; BTU CONTENT ADJUSTMENT.

               (a) Subject to the terms and conditions set forth in this Agreement, during each Month of the Term, Seller shall sell and deliver, and Purchaser shall purchase and receive, the Applicable Quantities for such Month.

               (b) All Coal supplied by Seller to Purchaser shall be sold to Purchaser at the applicable Purchase Price as adjusted for applicable Quality Price Adjustments and the Btu Content Adjustments.

               (c) In the event the average Btu content of Coal delivered under any Coal Purchase Order hereunder in any Month is greater than ***** Btu/pound, as determined by analysis pursuant to Section 2.9, the Purchase Price for such Coal will be increased by $***** for each ***** Btu/pound (or fraction thereof) such that the average Btu content is greater than ***** Btu/pound. In the event the average Btu content of Coal delivered under any Coal Purchase Order hereunder in any Month is less than ***** Btu/pound, as determined by analysis pursuant to Section 2.9, the Purchase Price for such Coal will be decreased by $***** for each ***** Btu/pound (or fraction thereof) such that the average Btu content is less than ***** Btu/pound. The purchase price adjustments pursuant to this Section 2.4(c) are referred to herein as the "Btu Content Adjustments."

         2.5 SHIPMENT AND DELIVERY OF COAL

               (a) The Coal purchased and sold under this Agreement shall be delivered by Seller to Purchaser at the Purchaser's belt scales (the "Scales") located at the inlet side of the Coal Synfuel Plant (the "Coal Delivery Point"). Seller shall arrange for the shipment and delivery to the Coal Delivery Point of all Coal purchased pursuant to any Coal Purchase Order. The method of shipment and delivery shall be determined by Seller in its reasonable discretion. All of the shipment and delivery costs incurred by Seller with respect to Coal delivered pursuant to this Agreement shall be included in the applicable Purchase Price. Delivery of the Coal to the Coal Delivery Point will be on an as-needed basis, including a 24-hour-per-Day, seven-Day-per-week basis to the extent required to satisfy Purchaser's operational requirements.

               (b) Unless the Parties otherwise agree, the Applicable Quantities shall be delivered substantially on a consistent and ratable basis throughout each Month. The Parties shall establish a schedule for such Monthly deliveries (the "Delivery Schedule") and work cooperatively on a Daily or weekly basis, as appropriate, to adjust the Delivery Schedule to accommodate the reasonable operational requirements of each Party.

               (c) Failure to Deliver Coal.

                  (i) If, for any reason other than Force Majeure or Purchaser's failure to perform its obligations hereunder, Seller fails in any Month to make Qualifying Coal available for delivery to Purchaser at the Coal Delivery Point with respect to any Coal Purchase Order in an aggregate amount at least equal to the Applicable Quantity for such Coal Purchase Order for such Month, Purchaser may (but shall not be obligated to) purchase replacement coal from any third Person for the Qualifying Coal that Seller failed to deliver.

                  (ii) If any Annual Deficiency arises in any Contract Year, then Seller shall pay to Purchaser the positive difference, if any, obtained by subtracting the applicable Purchase Price from the amount paid (after all adjustments for Btu content, moisture content, ash content, and other specifications, and including all transportation, brokerage, insurance and other costs) by Purchaser acting in a commercially reasonable manner for replacement coal to cover such Annual Deficiency; provided, however, that to the extent Purchaser, despite commercially reasonable efforts, is unable to purchase replacement coal for all or any part of such Annual Deficiency, Seller shall pay Purchaser the Damage Price for each Ton of Coal Synfuel that Purchaser was unable to produce during such Contract Year directly attributable to a Ton of Annual Deficiency that Purchaser was unable to replace. Notwithstanding anything herein to the contrary, in no event shall Seller be obligated to pay Purchaser any amounts under this Section 2.5(c)(ii) in respect of any Contract Year if the aggregate quantity of Qualifying Coal made available for delivery by Purchaser to Seller under all Purchase Orders during such Contract Year exceeds the Base Production Amount.

                  (iii) Purchaser shall invoice Seller for any amount payable by Seller under this Section 2.5(c), and provide Seller reasonable supporting documentation for the amount of such invoice. *****, Seller shall pay, *****. If Seller, in good faith, disputes an invoice, Seller shall provide a written explanation specifying in detail the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date specified above. If any amount disputed by Seller is determined to be due to Purchaser, it shall be paid *****.

                  (iv) If, in accordance with the provisions set forth above, Purchaser decides to purchase replacement coal, Seller agrees that, if requested by Purchaser, it will, at no charge to Purchaser, assist Purchaser in identifying potential suppliers and transporters of replacement coal.

                  (v) If the total amount of Coal Synfuel produced and sold from the Coal Synfuel Plant for any Contract Year subsequent to a Contract Year for which Seller pays any amount pursuant to Section 2.5(c)(ii) exceeds ***** Tons, Purchaser shall refund to Seller within 30 Days following the end of such Contract Year an amount equal to the Damage Price multiplied by the amount of such excess, not to exceed the cumulative amount paid by Seller pursuant to
Section 2.5(c)(ii) and not previously refunded pursuant to this Section
2.5(c)(v).

               (d) Failure to Accept Coal.


                  (i) Unless excused by Seller's failure to perform or by Force Majeure (including a failure by any Synfuel Purchaser to accept deliveries of Coal Synfuel produced in the Coal Synfuel Plant), if Purchaser fails in any Month to accept delivery of any Applicable Quantity of Qualifying Coal and Seller sells the Qualifying Coal that Purchaser so fails to accept to any third Person, Purchaser shall pay to Seller for each Ton of such coal so sold an amount equal to the positive difference, if any, obtained by subtracting the price at which Seller, acting in a commercially reasonable manner, sells such coal (after all adjustments for Btu content, moisture content, ash content, and other specifications, but including all transportation, brokerage, insurance and other costs) from the applicable Purchase Price with respect to such coal.

                  (ii) Seller shall invoice Purchaser for any amount payable by Purchaser under this Section 2.5(d), and provide Purchaser reasonable supporting documentation for the amount of such invoice. On or before the 30th Day following receipt of such invoice, Purchaser shall pay, by wire transfer, the amount set forth on such invoice to the account specified in Section 2.12. Overdue payments shall accrue interest from, and including, the due date to, but excluding, the date of payment at the Interest Rate. If Purchaser, in good faith, disputes an invoice, Purchaser shall provide a written explanation specifying in detail the basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date specified above. If any amount disputed by Purchaser is determined to be due to Seller, it shall be paid within 10 Days of such determination, along with interest accrued at the Interest Rate from the original due date until the date paid.

         2.6 TITLE AND RISK OF LOSS. Title to and risk of loss of the Coal purchased and sold hereunder shall pass from Seller to Purchaser at the time the Coal is delivered at the Coal Delivery Point; provided, however, that with respect to any Coal that is rejected by Purchaser in accordance with this Agreement or any Coal Synfuel that is rejected by any Synfuel Purchaser, title to and risk of loss related to such rejected Coal shall, as between Purchaser and Seller, remain with Seller and not transfer to Purchaser (regardless of whether Purchaser has processed such Coal into Coal Synfuel).

         2.7 QUALITY SPECIFICATIONS. All Coal delivered hereunder shall:

               (a) comply with the applicable Coal Specifications;

               (b) have a maximum top size of *****" x *****";

               (c) be free flowing and capable of being handled in the same manner as coal that is being supplied to standard industrial and utility buyers;

               (d) be in a form and substance that will not result in additional maintenance requirements or decreased efficiency of handling equipment and power generating units; and

               (e) comply with any other coal quality specifications (specified by Purchaser and consistent with the terms of the corresponding Synfuel Purchase Agreement) set forth in the applicable Coal Purchase Order.

         The standards and specifications for Coal set forth in this Section 2.7 are collectively referred to as the "Quality Specifications".

         2.8 WEIGHT.

               (a) Coal shall be weighed on the Scales. Such weighing shall be conducted by Purchaser, which shall advise Seller of the total weight of all Coal received at the Delivery Point on a Daily basis.

               (b) The Scales shall be certified and calibrated by Purchaser according to the Standards of the National Institute of Standards and Technology and good coal industry practice (the "Weighing Standards").

               (c) Purchaser shall notify Seller at least one week prior to the certification or calibration of the Scales. Seller (or its Representative) shall have the right to witness the certification or calibration process; provided, however, that if Purchaser has given such notice to Seller and Seller is not present at the time specified, Purchaser may proceed with the certification or calibration process. Purchaser will send Seller a copy of all certification or calibration test results within 5 Business Days of Purchaser's receipt thereof.

               (d) Purchaser shall retest (recertify or recalibrate) the Scales at least every ***** Days. If the aggregate error in the Scales is found on test to register not more than *****% over or under in weight, Purchaser's measurements shall be deemed to be correct. The Scales shall be adjusted upon testing to register accurately within the tolerance allowed by their respective manufacturers. If the aggregate error in the Scales is more than *****% over or under in weight, adjustments shall be made by applying the percentage of error to the volume delivered during the time the Scales were out of calibration, if this period can be ascertained. If the period cannot be ascertained, then the error will be deemed to have existed for one-half of the period of time from the last date the Scales were re-certified or re-calibrated. Adjustments to quantities of Coal delivered based on errors in the Scales shall be taken into account in determining if an Event of Default has occurred. During the time the Scales are out of repair or are being tested, or in the event of a sudden failure of the Scales to register for any period accurately within the

*****% variation allowed herein, the volume of Coal delivered shall be estimated with the mutual concurrence of both Parties until new or repaired Scales are installed, utilizing (as a basis for such estimate) the scales used to measure Coal Synfuel production from the Coal Synfuel Plant under the Synfuel Purchase Agreements (after subtracting the weight of the applicable binder and adjusting for moisture). Seller may request a retest of the Scales at any time. If the retest demonstrates that the Scales conform to the Weighing Standards (or any variance does not exceed *****%), the cost of the retest will be for Seller's account. If the retest demonstrates that the Scales do not conform to the Weighing Standards (or any variance exceeds *****%), the cost of the retest will be for Purchaser's account.

         2.9 SAMPLING AND ANALYSIS.

               (a) Sampling and analysis of Coal delivered under each Coal Purchase Order will be performed by Purchaser on a Daily basis, or on such other schedule as Purchaser may determine, in accordance with ASTM standards or such other standards to which Purchaser and Seller may agree in writing from time to time. Each sample taken by Purchaser will be divided into four parts and put into airtight containers, properly labeled and sealed. The first part shall be used for analysis by Purchaser; the second part shall be used by Purchaser as a check sample in the event Purchaser, acting in accordance with good industry practice, deems it necessary; the third part shall be delivered to Seller no later than three Days following the Day on which the sample is taken; and the fourth part (the "Referee Sample") shall be retained by Purchaser for 45 Days following the Day on which such sample is taken. Seller shall have the right to observe all sampling and analysis performed by Purchaser.

               (b) Purchaser shall report the results of each analysis to Seller by fax or other electronic means promptly after such results become available (but in any event, no later than 5:00 p.m. on the second Business Day following the Day on which such results become available).

               (c) Seller shall have the right to dispute the results of any analysis performed by Purchaser by delivering written notice to Purchaser no later than 30 Days after receiving the results of such analysis. In the event of any such dispute, the Referee Sample will be submitted for analysis to Commercial Testing & Engineering, Inc. or such other independent testing laboratory that Seller may select and that is reasonably acceptable to Purchaser, and the results of such analysis shall prevail. The cost of analyzing the Referee Sample shall be borne equally by the Parties.

         2.10 NON-COMPLYING COAL.

               (a) In the event Seller delivers any Non-Complying Coal, Purchaser shall have the right:

                  (i) to reject all or any portion of such Non-Complying Coal at any time prior to acceptance of any Coal Synfuel produced from such Non-Complying Coal by a Synfuel Purchaser (regardless of whether such Coal has been processed into Coal Synfuel or whether such Coal Synfuel has been delivered to any Synfuel Purchaser, neither of which events shall be deemed to constitute acceptance of such Coal by Purchaser; provided, however, that if

Coal Synfuel is accepted by the Synfuel Purchaser, Purchaser shall be deemed to have accepted the Coal used to process such Coal Synfuel); and

                  (ii) to suspend the receipt of any future quantities of Coal from Seller until Seller establishes to Purchaser's reasonable satisfaction that the Coal to be delivered under this Agreement will comply with the Quality Specifications.

               (b) Any rejected quantities of Non-Complying Coal will be redelivered to Seller, and Seller shall provide such assistance as Purchaser may reasonably request in such redelivery. Seller shall be responsible for all costs and expenses associated with such rejected and redelivered quantities.

               (c) Seller will not deliver any Coal to Purchaser that has already been processed into a synthetic fuel and will take all steps necessary to ensure that it does not deliver any Coal to Purchaser that has been processed into a synthetic fuel.

               (d) Purchaser's sole and exclusive remedies upon delivery of Non-Complying Coal by Seller shall be (i) to exercise its rights and remedies under this Section 2.10, (ii) to receive any applicable Quality Price Adjustments in respect of such Non-Complying Coal, and (iii) without duplication of the Quality Price Adjustments, to be Indemnified by Seller from and against any Claims asserted by Coal Synfuel Purchasers as a result of Purchaser's delivery to such Coal Synfuel Purchasers of Coal Synfuel that is produced from Non-Complying Coal.

         2.11 TAXES, DUTIES AND FEES.

               (a) Each of the Parties shall use commercially reasonable efforts to implement the provisions of and to administer this Agreement in accordance with their intent to minimize taxes, so long as neither Party is materially adversely affected by such efforts. Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party or the transaction is exempt from taxes, and shall use commercially reasonable efforts to obtain and cooperate with obtaining any exemption from or reduction of tax.

               (b) Seller shall be responsible for all sales, use, excise, and any other taxes, imposed or levied by any Governmental Authority applicable to the Coal prior to and including the sale and delivery thereof to Purchaser at the Coal Delivery Point. Purchaser shall be responsible for all sales, use, excise, and any other taxes, imposed or levied by any Governmental Authority applicable to the Coal after the delivery thereof under this Agreement. Each Party shall Indemnify the other Party from and against any and all liability for taxes imposed or levied by any Governmental Authority with respect to the Coal that are the responsibility of such Party.

         2.12 BILLING AND PAYMENT.

               (a) Billing and payment for Coal delivered pursuant to each Coal Purchase Order shall be based on delivery weights as provided in Section 2.8 and shall be made as provided in such Coal Purchase Order (provided that each Coal Purchase Order shall, unless the Parties otherwise mutually agree, require Purchaser to make payment for Coal delivered thereunder within two Business Days following receipt of a corresponding payment from a purchaser of Coal Synfuel produced from such Coal, but in no event later than 60 Days after Purchaser's receipt of Seller's invoice therefor). Any undisputed amount not paid on or before the date due shall bear interest at the Interest Rate from the date due until paid. All amounts payable to Seller under this Agreement and all Coal Purchase Orders shall be paid by wire transfer to the following account:

                  Hopkins County Coal, LLC
                  c/o Bank One, NA, Chicago, IL
                  ABA No. *****
                  Account No. *****

         The above wire transfer account number may be changed by Seller upon written notice to Purchaser. Should any bona fide dispute involving the amounts payable hereunder extend to only a portion of any amount claimed due hereunder, the undisputed portion shall be paid as and when due. If any amount disputed by Purchaser is determined to be due to Seller (whether by agreement of the Parties or final determination by a court of competent jurisdiction), it shall be paid within five Business Days of such determination, along with interest accrued at the Interest Rate from the original due date until the date paid.

         2.13 CREDIT SUPPORT. Purchaser's obligations to Seller hereunder are supported by the Purchaser Guaranties. *****

         2.14 AUDIT. Each Party (and its Representatives) will have the right, at its sole expense and during normal working hours, to examine the records of the other Party relating to this Agreement and any Coal Purchase Order issued hereunder, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement or any such Coal Purchase Order. If requested, a Party shall provide to the other Party statements evidencing the quantities of Coal delivered or received at the Coal Delivery Point under each Coal Purchase Order. If any such examination reveals any inaccuracy in any statement, the necessary adjustments to such statement and the payments thereof will be promptly made and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of 12 Months from the rendition thereof.

         2.15 OPERATOR AND OTHER REPRESENTATIVES OF PURCHASER. Seller acknowledges that Purchaser has engaged the Operator to operate the Coal Synfuel Plant. Seller agrees that the Operator shall be permitted to act on behalf of Purchaser under this Agreement in connection with the performance of such services for Purchaser, subject to the terms and conditions of this Agreement and Purchaser's separate contractual arrangements with the Operator. Purchaser shall have the right to designate from time to time by written notice to Seller other Representatives to act on behalf of Purchaser with respect to the matters set forth in the applicable notice.

                                  ARTICLE III
                               GENERAL PROVISIONS

         3.1 TERM.

               (a) Base Term. Unless sooner terminated or extended pursuant to the terms of this Agreement, the term of this Agreement (the "Term") shall commence on the date of execution and delivery of this Agreement by the Parties and end on *****, or any earlier date on which the Section 29 Credit expires.

               (b) Certain Early Termination Rights.

                  (i) Upon request of Purchaser at any time after Purchaser becomes aware of any Section 29 Change or Proposed Section 29 Change, the Parties shall negotiate in good faith to endeavor to agree upon amendments to this Agreement that would fully mitigate any adverse effect on Purchaser of such
Section 29 Change, including any Section 29 Change that would occur if the Proposed Section 29 Change became effective. The terms of any such amendments shall be satisfactory to each Party in its sole discretion, provided that Seller shall not withhold its agreement to any such amendment proposed by Purchaser if Purchaser has agreed to fully compensate Seller for any adverse economic effect on Seller resulting from such amendment. This Agreement may be terminated at the election of Purchaser if a Section 29 Change occurs that adversely affects Purchaser, in Purchaser's sole determination, and the Parties have not agreed upon an amendment to this Agreement satisfactory to Seller to mitigate fully any adverse effect on Seller of such Section 29 Change within ***** Business Days after the commencement of such negotiations or the effective date of such
Section 29 Change, whichever is later.

                  (ii) If the Real Property Easement Agreement terminates or is terminated for any reason other than in connection with the execution and delivery of a New Easement Agreement (as such term is defined in the Real Property Easement Agreement), either Party may terminate this Agreement by written notice to the other.

                  (iii) If an event of Force Majeure materially affecting performance by Seller persists for a continuous period of more than ***** Days (or ***** Days if, within the *****-Day period following the occurrence of such Force Majeure event Seller provides Purchaser with a plan for remedying the effects of such Force Majeure that is reasonably acceptable to Purchaser, and Seller thereafter uses diligent, good faith efforts to pursue such remedy in accordance with such plan), Purchaser shall have the right, upon not less than ***** Business Days' prior written notice, to terminate this Agreement and the obligations of the Parties hereunder, except those rights and obligations specifically stated to continue after termination.

               (c) Any termination of this Agreement under Section 3.1(b) shall be without penalty or liability (including liability for Termination Payments) to either Party, except with respect to any liability hereunder arising prior to the date of such termination.

         3.2 EVENTS OF DEFAULT; REMEDIES.

               (a) Events of Default. An "Event of Default" shall mean the occurrence of any of the following events with respect to a Party (the "Defaulting Party"), *****, or the Purchaser Guarantors (with respect to Purchaser only):

                  (i) any failure by the Defaulting Party to pay any undisputed amount due under this Agreement when due and such failure is not remedied within ***** Business Days after written notice of such failure is given to such Party by the other Party (the "Non-Defaulting Party");

                  (ii) any representation or warranty made by the Defaulting Party in this Agreement shall at any time prove to be false or misleading in any material respect unless (A) the fact, circumstance or condition that is the subject of such representation or warranty is made true within ***** Business Days after such Party became aware that it was false, incorrect or breached in any material respect (or within such longer period of time, not to exceed three Months, as is necessary for such Party with the exercise of diligence to cure such failure, if such failure is susceptible to being made true but cannot be cured with the exercise of diligence within such *****-Business Day period, and if such Party commences within such *****-Business Day period and thereafter diligently and in good faith prosecutes the curing of such failure), and (B) such cure removes any adverse effect on the other Party of such fact, circumstance or condition being otherwise than as first represented, or unless such fact, circumstance or condition being other than as first represented does not materially adversely affect the other Party;

                  (iii) any failure of Seller (A) in any period of three consecutive Months during the Term to deliver a quantity of Qualifying Coal equal to at least *****% of the aggregate Applicable Quantities for such Months in accordance with the applicable Delivery Schedule, or (B) in any Contract Year, to deliver a quantity of Qualifying Coal equal to at least *****% of the Base Production Amount;

                  (iv) failure by Purchaser to accept delivery of Qualifying Coal during any Contract Year in an aggregate amount at least equal to *****% of
(A) the sum of the Applicable Quantities for each Month of such Contract Year, minus (B) the sum of (1) the quantity of Qualifying Coal that Purchaser failed to accept during the Contract Year as a result of Force Majeure (including as a result of the failure of any Coal Synfuel Purchaser to accept deliveries of Coal Synfuel produced in the Coal Synfuel Plant up to the amounts nominated by it for purchase), and (2) the quantity of Qualifying Coal that Purchaser failed to accept during such Contract Year as a result of Seller's failure to perform its obligations under this Agreement (whether or not as a result of Force Majeure);

                  (v) any failure by the Defaulting Party to perform any material covenant set forth in this Agreement and such failure is not excused by Force Majeure and is not cured within ***** Business Days after written notice thereof is given to the Defaulting Party by the Non-Defaulting Party (or within such longer period of time (not to exceed three Months) as is necessary to cure such failure, if such failure is curable but cannot be reasonably cured in such ***** Business Day period, and if the applicable Party diligently and in good faith pursues such cure during such three Month period);

                  (vi) the Defaulting Party, ***** or either of the Purchaser Guarantors (in the case of Purchaser) (A) becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; (B) generally is not paying its debts as they become due; (C) has a receiver, trustee or custodian appointed for, or to take possession of, all or substantially all of the assets of such Person, either in a proceeding brought by such Person or in a proceeding brought against such Person and such appointment is not discharged or such possession is not terminated within ***** Days after the effective date thereof or such Person consents to or acquiesces in such appointment or possession; or (D) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (collectively, the "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such Person under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within ***** Days after the filing thereof or an order for relief naming such Person is entered under any Applicable Bankruptcy Law or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such Person; provided, however, that no Event of Default shall occur with respect to Purchaser if, within ***** Days following receipt of written demand therefor from Seller, the Purchaser Guarantor that is not affected by the events described in this Section 3.2(a)(vi) provides Seller with a guaranty having the same terms and conditions as the Purchaser Guaranty that was provided by the Purchaser Guarantor that was affected by the events described in this Section 3.2(a)(vi);

                  (vii) *****;

                  (viii) either of the Purchaser Guaranties ceases to remain in full force and effect or either Purchaser Guarantor shall so assert in writing; provided, however, that no Event of Default shall occur with respect to Purchaser if, within ***** Days following receipt of written demand therefor from Seller, the Purchaser Guarantor whose Purchaser Guaranty remains in full force and effect (and which Purchaser Guarantor has not asserted otherwise in writing) provides Seller with a guaranty having the same terms and conditions as the Purchaser Guaranty that was provided by the Purchaser Guarantor whose Purchaser Guaranty has ceased to remain in full force and effect (or such Purchaser Guarantor has so asserted in writing); or

                  (ix) if either Party undergoes a Change of Control that was not consented to in writing by the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that no Event of Default will occur with respect to Purchaser if either (A) the Purchaser Guaranties remain in full force and effect following such Change of Control, or
(B) the Purchaser Guaranties are replaced by a new guaranty on the same terms as the Purchaser Guaranties from a guarantor having an Investment Grade rating.

               (b) Remedies.

                  (i) If an Event of Default occurs during the Term, the Non-Defaulting Party may, for so long as the Event of Default is continuing, (A) by written notice to the Defaulting Party establish a date on which this Agreement shall terminate (the "Early Termination Date") and (B) until the Early Termination Date or, if earlier, the date on which such Event of Default has been cured, suspend performance of its obligations in respect of this Agreement (other than payment obligations).

                  (ii) If an Early Termination Date has been designated and such Event of Default shall not have been cured and shall be continuing on the Early Termination Date, then this Agreement shall terminate on the Early Termination Date. In such case, the Defaulting Party shall pay the Non-Defaulting Party, as the Non-Defaulting Party's sole and exclusive remedy with respect to such Event of Default, (A) all unpaid amounts due and owing under this Agreement prior to the Early Termination Date, (B) subject to Sections 3.5(e) and 3.5(f), any out-of-pocket costs and expenses reasonably incurred by it in connection with or as a result of its exercising its right to terminate this Agreement and enforcing its rights under this Agreement, including attorneys', engineers' and consultants' fees incurred in connection therewith, and (C) subject to Section 3.5(e), the applicable Termination Fee.

                  (iii) The Non-Defaulting Party shall calculate in good faith all amounts due to it under the terms of this Agreement in connection with any Early Termination Date, and shall aggregate the same into a single amount ("Termination Payment") and notify the Defaulting Party of the amount thereof. The Defaulting Party shall, within ***** Days of receipt of such notice, pay the Termination Payment to the Non-Defaulting Party together with interest thereon at the Interest Rate from the Early Termination Date until paid. If the Defaulting Party, in good faith, disputes the calculation of the Termination Payment, or if the Defaulting Party is owed any sum of money by the Non-Defaulting Party under this Agreement, it shall provide a written explanation specifying in detail the basis for such dispute and/or the amount owed to the Defaulting Party by the Non-Defaulting Party, and shall pay the portion of the Termination Payment conceded to be correct, or calculated to be due after offsetting any amount owing to it by the Non-Defaulting Party, no later than the due date. If any amount disputed by either Party is determined to be due to the other Party, it shall be due and payable within five Business Days after such determination, along with interest accrued at the Interest Rate from the original due date until the date paid.

         3.3 REPRESENTATIONS AND WARRANTIES.

               (a) Each Party represents and warrants to the other Party that:

                  (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

                  (ii) it has all material Permits necessary for it to perform its obligations under this Agreement;

                  (iii) the execution, delivery and performance of this Agreement are within its powers, have been duly authorized by all necessary action and do not violate any of the terms or conditions in its limited liability company agreement or other governing documents or any contract to which it is a party or by which any of its properties is bound or any law, rule, regulation, order, writ, judgment, decree or other legal or regulatory determination of any Governmental Authority applicable to it;

                  (iv) this Agreement constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, bankruptcy reorganization, receivership and other Laws affecting creditors' rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending;

                  (v) no bankruptcy, insolvency, bankruptcy reorganization, receivership or other similar arrangement proceedings are pending or being contemplated by it or, to its knowledge, threatened against it; and

                  (vi) no suits, proceedings, judgments, rulings or orders by or before any Governmental Authority that could reasonably be expected to materially adversely affect the ability of such Party to perform this Agreement are pending or, to its knowledge, threatened or contemplated.

               (b) Seller represents and warrants to Purchaser that Seller has or, immediately prior to delivery to Purchaser, will have, good title to all Coal delivered to Purchaser, free and clear of all liens, adverse claims and encumbrances, including all royalties, taxes, black lung fees, and pension reserves.

               (c) Each of the Parties acknowledges that it has entered into this Agreement and is contracting for the Coal to be supplied by Seller and purchased by Purchaser in reliance upon the express representations and warranties set forth in this Agreement and not upon any other representations or warranties of the other Party hereto.

         3.4 USE. All Coal purchased under this Agreement shall be used for the production of Coal Synfuel, and not for resale as coal, provided that no default occurs under the Synfuel Purchase Agreements; and provided further that Seller shall have a five Business Day right of first refusal on any sale of Coal by Purchaser following any such default. For the avoidance of doubt, the foregoing restriction will not apply to sales of Coal Synfuel.

         3.5 LIMITATION OF REMEDIES AND LIABILITY.

               (a) THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISION FOR WHICH ONE OR MORE EXPRESS REMEDIES OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDIES OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDIES, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY (WITH THE EXCEPTION OF SPECIFIC PERFORMANCE AND OTHER EQUITABLE RELIEF AND REMEDIES FOR COMMON LAW FRAUD) ARE HEREBY WAIVED. EXCEPT AS PROVIDED IN SECTION 2.5(c)(ii), NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS (INCLUDING LOSS OF SECTION 29 CREDITS) OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR

OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION SHALL NOT LIMIT AN INDEMNIFIED PARTY'S RIGHT TO INDEMNIFICATION FOR ANY SUCH DAMAGES THAT THE INDEMNIFIED PARTY IS LEGALLY REQUIRED TO PAY TO A THIRD PARTY AS A RESULT OF A CLAIM OR PROCEEDING (OTHER THAN ANY THIRD PARTY CLAIM ARISING OUT OF ANY LOST OR DISALLOWED SECTION 29 CREDIT, INCLUDING THE EXISTENCE, AVAILABILITY OR VALIDITY OF ANY LOST OR DISALLOWED SECTION 29 CREDIT). EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

               (b) Without limiting the generality of Section 3.5(a), each Party hereby stipulates that the payment obligations set forth in Sections 2.5(c), 2.5(d), 2.10, and 3.2(b) are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages. Each Party hereby waives the right to contest such payments as an unreasonable penalty. The remedies set forth in Sections 2.5(c), 2.5(d), 2.10, and 3.2(b) shall be the sole and exclusive remedies and recourse available to the aggrieved Party for the failure of Seller to sell and deliver, and of Purchaser to accept delivery of and pay for, any Applicable Quantity of Qualifying Coal, and all other damages and remedies are hereby waived.

               (c) Notwithstanding any other provision of this Agreement, Seller shall not be responsible for and shall have no liability in the event any Coal Synfuel produced from Coal that meets the Quality Specifications fails to qualify for Section 29 Credits. A failure of Coal Synfuel produced from Coal that meets the Quality Specifications to qualify for Section 29 Credits will not excuse Purchaser from its payment obligations hereunder or entitle Purchaser to recoup any amounts paid hereunder.

               (d) Except as otherwise provided for in this Agreement, the provisions of the Uniform Commercial Code of the state whose Laws shall govern this Agreement shall be deemed to apply to this Agreement and Coal shall be deemed to be a "good" for purposes of the Uniform Commercial Code.

               (e) EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 3.5(e), IN NO EVENT SHALL ANY ALLIANCE PARTY HAVE ANY OBLIGATION TO PAY ANY AMOUNT TO ANY MEMBER OF THE PURCHASER GROUP WITH RESPECT TO LIABILITIES ARISING UNDER OR OUT OF THIS AGREEMENT, THE OPERATING AND MAINTENANCE AGREEMENT, THE MATERIAL HANDLING AGREEMENT, AND THE REAL PROPERTY EASEMENT AGREEMENT TO THE EXTENT SUCH PAYMENT WOULD CAUSE THE AGGREGATE PAYMENTS MADE BY THE ALLIANCE PARTIES TO THE PURCHASER GROUP WITH RESPECT TO SUCH LIABILITIES (LESS ANY REFUNDS THEREOF PURSUANT TO THE APPLICABLE PROVISIONS OF THE OPERATIVE DOCUMENTS) TO EXCEED THE APPLICABLE LIABILITY CAP IN EFFECT AT THE TIME SUCH PAYMENT IS MADE, AND IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE ALLIANCE PARTIES TO THE PURCHASER GROUP UNDER OR ARISING OUT OF THE OPERATIVE DOCUMENTS (LESS ANY REFUNDS THEREOF PURSUANT TO THE APPLICABLE PROVISIONS OF THE OPERATIVE

DOCUMENTS) EXCEED $*****. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO ANY LIABILITIES OF ANY OF THE ALLIANCE PARTIES TO ANY MEMBER OF THE PURCHASER GROUP IN RESPECT OF (I) ENVIRONMENTAL CLAIMS, (II) THIRD PARTY CLAIMS (OTHER THAN ANY THIRD PARTY CLAIM ARISING OUT OF ANY SECTION 29 CREDIT, INCLUDING THE EXISTENCE, AVAILABILITY OR VALIDITY OF ANY SECTION 29 CREDIT OR ANY TAX, INCLUDING ANY FINES OR PENALTIES, DUE TO ANY DISALLOWED SECTION 29 CREDIT), AND (III) AMOUNTS OWING UNDER SECTION 2.3(e) OF THE REAL PROPERTY EASEMENT AGREEMENT.

               (f) IN NO EVENT SHALL EITHER PARTY BE REQUIRED TO REIMBURSE THE OTHER PARTY FOR ATTORNEYS' FEES AND EXPENSES INCURRED IN CONNECTION WITH ENFORCING AND/OR DEFENDING SUCH PARTY'S RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT TO THE EXTENT THAT THE AGGREGATE ATTORNEYS' FEES AND EXPENSES REIMBURSED TO SUCH OTHER PARTY UNDER ANY THE OPERATIVE DOCUMENTS IN CONNECTION WITH ENFORCING AND/OR DEFENDING RIGHTS OR OBLIGATIONS THEREUNDER EXCEEDS $*****.

               (g) IN NO EVENT SHALL ANY MEMBERS OF PURCHASER GROUP BE ENTITLED TO RECOVER THE SAME LOSS, LOST COAL SYNFUEL PRODUCTION, OR OTHER AMOUNT MORE THAN ONCE UNDER ANY OF THE OPERATIVE DOCUMENTS. IN NO EVENT SHALL ANY OF THE ALLIANCE PARTIES BE ENTITLED TO RECOVER THE SAME LOSS OR OTHER AMOUNT MORE THAN ONCE UNDER THE OPERATIVE DOCUMENTS.

         3.6 FORCE MAJEURE.

               (a) If either Party (a "Non-Performing Party") is rendered unable by Force Majeure to carry out, in whole or part, its obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) under this Agreement, such Non-Performing Party shall give notice orally to the other Party (the "Performing Party") as soon as reasonably practicable, followed within ***** Business Days thereafter by a written notice setting forth, in reasonable detail, the cause or causes constituting such Force Majeure. The obligations of the Party affected by such Force Majeure (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent made necessary, and for no longer than is required, by the cause or causes constituting such Force Majeure.

               (b) The term "Force Majeure" means any event that is beyond the reasonable control and occurs without the fault or negligence of the Non-Performing Party, that by the exercise of reasonable diligence or the incurrence of reasonable expense such Non-Performing Party is unable to prevent or overcome, and that wholly or partly prevents the performance of any of the obligations of the Non-Performing Party (other than the obligation to make payments then due or becoming due with respect to performance prior to the event). Force Majeure includes the following events to the extent they present the characteristics described in the preceding sentence: acts of God or of the public enemy; interruptions in or failure of transportation of Coal or Coal Synfuel or other materials by Third Parties; fire, flood, explosion or other serious casualty; severe weather; war (whether declared or not); warlike circumstances; mobilization, revolution, riot, or civil commotion; legal intervention; regulation or order of Governmental Authority; change in Law (including changes that would make Purchaser ineligible for Section 29 Credits and changes in Permit requirements); inability to obtain any Permit notwithstanding commercially reasonable efforts to obtain such Permit; roof falls, rib falls, underground flooding, unstable floor and/or roof conditions, methane gas pinch or roll in coal seem entrapping equipment, coal seam partings or geologic anomalies, and any other similar or related adverse mining conditions *****; extraordinary changes in coal seam characteristics; strike; and lock-out or other labor disputes (provided that the settlement of strikes, lock-outs or labor disputes shall be solely at the discretion of the Party having such labor difficulty). Neither a lack or unavailability of money, nor a Party's ability to sell or purchase coal at a more advantageous price than the Purchase Price shall constitute Force Majeure.

               (c) The Non-Performing Party shall initiate and continue commercially reasonable good faith efforts to remedy the Force Majeure with all reasonable dispatch; provided, however, that the settlement of strikes, lockouts or other labor disputes shall be totally within the sole discretion of the Non-Performing Party.

               (d) In the event of any Force Majeure event affecting the ability of Seller and its Affiliates to produce and deliver coal from the mines from which the Coal being delivered to Purchaser hereunder is then being sourced, Seller will (i) allocate (or cause to be allocated) to Purchaser at least a prorata share (in relation to all other purchasers of all uncontracted supplies of coal from such mines) of all coal production from such mines, and (ii) use commercially reasonable efforts (without violating any then-existing contractual obligations) to make-up such remaining shortfall from Seller's and its Affiliates' other coal mines. In addition, in the event (A) a Force Majeure or any other event, including reduction of available supplies of electric power, shortages of coal feedstock produced from the Hopkins County and Warrior mines, other materials, equipment or personnel, or breakdown of equipment or facilities, or (B) any requirements of Environmental Laws, any Permit or any other regulatory requirement of any Governmental Authority, limit the ability to deliver coal to, operate, or deliver Coal Synfuel from, the Coal Synfuel Plant and the Competing Synfuel Operations concurrently at their respective normal rates of production, Seller will allocate (or cause to be allocated) to Purchaser all uncontracted supplies of coal feedstock from the Hopkins County and Warrior mines, to the extent necessary to permit the Coal Synfuel Plant to be operated at the rate of production desired by Purchaser, before allocating any coal feedstock from the Hopkins County and Warrior mines to any Competing Synfuel Operations.

         3.7 NOTICES. All notices and other communications under this Agreement shall be in writing and delivered (a) personally; (b) by registered or certified mail with postage prepaid, and return receipt requested; (c) by recognized overnight courier service with charges prepaid; or (d) by confirmed facsimile transmission, directed to the intended recipient as follows:

                  To Purchaser:     Synfuel Solutions Operating LLC
                                    *****
                                    *****
                                    *****
                                    Attn:    *****
                                             *****
                                             *****
                                    Facsimile:  *****

                  With copies to:   ECO Coal Pelletization No. 12, LLC
                                    *****
                                    *****
                                    *****
                                    Attn:    *****
                                             *****
                                    Facsimile:  *****

                                    *****
                                    *****
                                    *****
                                    Attn:    *****
                                    Facsimile:  *****

                                    *****
                                    *****
                                    *****
                                    *****
                                    Facsimile:  *****

                  To Seller:        Hopkins County Coal, LLC
                                    1205 Nebo Road, P.O. Box 711
                                    Madisonville, KY  42431
                                    Attn:    Jeffrey J. Hayden
                                             General Manager
                                    Telephone: (270) 824-8504
                                    Facsimile: (270) 824-8516

                  With copies to:   Hopkins County Coal, LLC
                                    771 Corporate Drive, Suite 1000
                                    Lexington, KY  40503
                                    Attn:    Thomas J. Dostart, Esq.
                                             General Counsel
                                    Telephone: (859) 224-7231
                                    Facsimile: (859) 224-7211

                                    Hopkins County Coal, LLC
                                    1717 S. Boulder, P.O. Box 22027
                                    Tulsa, OK 74121-2027
                                    Attn:    Brad Shellenberger
                                             General Manager,
                                             Contract Administration
                                    Telephone: (918) 295-7619
                                    Facsimile: (918) 295-7360

         Either Purchaser or Seller may change the information to which notices and other communications hereunder can be delivered by giving the other Party notice in the manner herein set forth. A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt; (ii) the date of signature acknowledging receipt if sent by registered or certified mail, with postage prepaid, and return receipt requested; (iii) the first Business Day following its deposit with a recognized overnight courier service; or (iv) the Business Day it is sent by confirmed facsimile transmission (if sent before 5:00 p.m. local time of the receiving Party) or the next Business Day (if sent after 5:00 p.m. of such local time).

         3.8 OTHER COVENANTS.

               (a) Each Party shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance or administration of this Agreement to any other Person; provided that a Party may disclose such information: (i) to any of such Party's Group,
(ii) to any prospective member of such Party's Group, (iii) to any actual or prospective purchaser of all or a portion of such Party's interest in the Coal Synfuel Plant or the Seller's Hopkins County mine site, as applicable, and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 3.8(a) and directs such Person to treat such information confidentially, and the recipient Party shall be liable for any breach of the terms of this Section 3.8(a) by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (B) to information that is already in, or subsequently comes into, the recipient Party's possession, provided that the source of such information was not, to the recipient Party's knowledge, obligated to keep such information confidential, or (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents. If either Party is required to disclose any information required by this Section 3.8(a) to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least ***** Days' prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall take all commercially reasonable efforts to preserve the confidentiality thereof, including obtaining protective orders and supporting the other Party in intervention. Nothing contained herein shall obligate either Party to disclose to the other Party any information that would be prohibited from disclosure under confidentiality agreements with third parties, including, without limitation, licenses; and any such information shall only be disclosed to the other Party after appropriate confidentiality agreements have been entered into or appropriate consents obtained.

               (b) Each Party covenants that at all times during the Term it shall (i) comply in all material respects with all Laws and Permits applicable to it or its properties the noncompliance with which would have a material adverse effect on its ability to perform its obligations under this Agreement or on the rights of the other Party under this Agreement, (ii) comply with all valid orders of any Governmental Authority relating to the ownership or operation of the Coal Synfuel Plant or the Hopkins County Mine, and (iii) obtain, maintain and keep in force all material Permits for which it is responsible and which are necessary for it to perform its obligations under this Agreement.

         3.9 MISCELLANEOUS PROVISIONS.

               (a) Titles and Headings. Titles and headings as used in this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of any provision.

               (b) Assignment. Neither Party shall assign, sublease or otherwise transfer (collectively, an "Assignment") this Agreement or any of its rights hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

                  (i) either Party may, without the need for consent from the other Party, make an Assignment of this Agreement to an Affiliate of such Party provided that such Affiliate assumes all of the obligations of the Party making the Assignment and ***** the Purchaser Guaranties ***** remain in effect with respect to the obligations of such Affiliate, and in such event the Assigning Party shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment;

                  (ii) Purchaser may, without the need for consent from Seller, make an Assignment of this Agreement to any Person succeeding to all or substantially all of its assets provided that (A) the acquiring Person assumes all obligations of Purchaser hereunder, and (B) either (1) the Purchaser Guaranties remain in full force and effect with respect to the Person succeeding to all or substantially all of Purchaser's assets, or (2) the Purchaser Guaranties are replaced by a new guaranty on the same terms as the Purchaser Guaranties covering such assumed obligations from a guarantor having an Investment Grade rating, and in such event Purchaser shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment;

                  (iii) Purchaser may, without the need for consent from Seller, make an Assignment of this Agreement to ECO 12 if Purchaser does not receive a private letter ruling from the Internal Revenue Service satisfactory to Purchaser in its sole discretion, provided that ECO 12 assumes all obligations of Purchaser hereunder, and in such event Purchaser shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment; and

                  (iv) Seller may, with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), make an Assignment of this Agreement to any Person succeeding to all or substantially all of its assets provided that (A) the acquiring Person assumes all obligations of Seller hereunder, and (B) ***** Seller shall be released from its obligations under this Agreement, except for those obligations that arose prior to such Assignment.

               (c) Severability of Provisions. If any term or provision of this Agreement shall be adjudicated to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

               (d) Binding Effect; Third Parties. The terms and provision of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Nothing in this Agreement shall be deemed to grant any Third Party beneficiary or similar rights to any Person not a signatory to this Agreement.

               (e) Relationships. Nothing contained in this Agreement shall be deemed or construed by the Parties hereto or by any Third Party to create the relationship of principal and agent, master and servant, partnership or joint venture or of any association whatsoever except as expressly provided herein. Neither Party hereto shall have the right to bind or obligate the other in any way or manner unless expressly stated herein. In fulfilling its obligations hereunder, Seller shall be an independent contractor with respect to Purchaser and not the agent of Purchaser for any purposes other than those specifically described herein.

               (f) Forbearance. Any past or present forbearance on the part of either Party to demand compliance with the terms and conditions of this Agreement shall in no way be construed as a waiver or defense to enforcement.

               (g) Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof. No modification of this Agreement or waiver of any provision hereof shall be binding unless the modification or waiver shall be in writing and signed by the Parties hereto. This Agreement expressly supercedes all prior agreements between the Parties relating to the subject matter hereof.

               (h) Governing Law; Jurisdiction; Waiver of Jury Trial.

                  (i) This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the conflict or choice of law principles thereof.

                  (ii) Each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware for all suits, actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby and covenants that it will not institute any suit, action or proceeding in any other jurisdiction. Each Party hereby irrevocably and unconditionally (A) waives, to the fullest extent permitted by applicable Law, (1) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in the preceding sentence, and (2) any objection to such courts as an inconvenient forum, and (B) consents to the service of process in any such suit, action or proceeding in any manner permitted by applicable Law.

                  (iii) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).

               (i) Brokers. No independent broker or agent brought about this transaction or dealt with either Party in connection herewith, and no commission or finder's fee is owed to any third person in connection with this Agreement. Each Party to this Agreement will Indemnify the other Party from and against any claims, demands, actions and causes of action, including, but not limited to, costs, expenses and attorneys' fees, arising out of any claim or allegation by any person or entity that it acted on behalf of such Party.

               (j) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of the executed signature pages by facsimile transaction will constitute effective and binding execution and delivery of this Agreement.

               (k) Further Assurances. Each Party will execute and deliver to the other Party such further documents, instruments and assurances as may be reasonably requested by the other Party to fulfill the intent of the Parties hereto.

               (l) Private Letter Ruling. If Purchaser seeks a private letter ruling from the Internal Revenue Service with respect to any aspect of the transactions contemplated in this Agreement or in relation to the Coal Synfuel Plant, then the Parties shall consider in good faith and make such amendments to this Agreement as may be necessary to permit Purchaser to obtain the private letter ruling. Seller shall not be required to agree to any such amendment that it reasonably determines, in good faith, is adverse to it in any material respect; provided that Seller shall not withhold its agreement to any such amendment if Purchaser has agreed to fully compensate Seller for any adverse economic effect on Seller resulting from such amendment and such amendment would not cause any material adverse effect on Seller for which it cannot adequately be compensated by Purchaser.

               (m) Relocation. This Agreement shall continue in full force and effect regardless of any relocation of the Coal Synfuel Plant pursuant to
Section 2.3(d) of the Real Property Easement Agreement.

              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date and year first above written.

                                     SELLER:

                                     HOPKINS COUNTY COAL, LLC



                                     By: /s/ Gary J. Rathburn
                                        ---------------------------------------

                                     Name:   Gary J. Rathburn
                                     Title:  Senior Vice President - Marketing


                                     PURCHASER:

                                     SYNFUEL SOLUTIONS OPERATING LLC

                                     By:     ECO Coal Pelletization No 12, LLC,
                                             its Managing Member

                                             By: /s/ Gerald L. Mroczkowski
                                                -------------------------------
                                             Name:   Gerald L. Mroczkowski
                                                  -----------------------------
                                             Title:  Chief Executive Officer
                                                   ----------------------------

                                     ANNEX I

                                  DEFINED TERMS

         "Affiliate" means, with respect to any Entity (the "applicable Entity"), (a) each Entity that the applicable Entity Controls; (b) each Person that Controls the applicable Entity; and (c) each Entity that is under common Control with the applicable Entity.

         "Agreement" has the meaning given in the first paragraph of this Agreement.

         "Alliance Parties" means Seller, Alliance Service, ***** and any Affiliate of any of the foregoing that is a party to any Operative Document.

         "Alliance Service" means Alliance Service, Inc., a Delaware corporation.

         "Annual Contract Minimum" means, with respect to any Coal Purchase Order, the sum of the Applicable Quantities under such Coal Purchase Order for each Month in such Contract Year.

         "Annual Deficiency" means, except to the extent excused by Force Majeure or Purchaser's failure to perform its obligations under this Agreement, the amount by which the quantity of Qualifying Coal (expressed in Tons) made available for delivery by Seller to Purchaser at the Coal Delivery Point during any Contract Year in respect of any Coal Purchase Order is less than the Annual Contract Minimum for such Coal Purchase Order.

         "Applicable Bankruptcy Law" has the meaning given in Section
3.2(a)(vi).

         "Applicable Liability Cap" means (a) $***** in aggregate from the date hereof through *****, (b) $***** in aggregate from the date hereof through *****, (c) $***** in aggregate from the date hereof through *****, (d) $***** in aggregate from the date hereof through *****, and (e) $***** in aggregate from the date hereof through the end of the Term; provided that if the average Yearly production of Coal Synfuel from the Coal Synfuel Plant in respect of the period from ***** through ***** is equal to or greater than ***** Tons, then the Applicable Liability Cap from the date hereof through the end of the Term will be $***** in aggregate; provided that amounts (including Losses) exceeding the Applicable Liability Cap in any Year (and therefore not recoverable in such Year) may not be asserted or recovered in subsequent Years.

         "Applicable Quantity" has the meaning given in Section 2.3.

         "ASTM" means the American Society for Testing and Materials, and any successor thereto.

         "Base Production Amount" means *****.

         "Btu" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit.


                                Annex I - Page 1

         "Btu Content Adjustments" has the meaning given in Section 2.4(c).

         "Business Day" means a Day on which Federal Reserve member banks in New York City are open for business.

         "Change of Control" means, with respect to either Party, that such Party has ceased to be Controlled, directly or indirectly, by the Person or Persons who Controlled it as of the date hereof (or, in the event of a permitted Assignment pursuant to Section 3.9(b), by the Person or Persons who Controlled it immediately following the effectiveness of such Assignment); provided, however, that (i) a transaction following any failure by Purchaser to receive a private letter ruling from Internal Revenue Service satisfactory to Purchaser in its sole discretion that results in Purchaser being directly or indirectly Controlled by ECO 12 will be deemed not to constitute a Change of Control, and
(ii) if ***** ceases to be Controlled, directly or indirectly, by the Person or Persons who Controlled it as of the date hereof, such occurrence will be deemed not to constitute a Change of Control.

         "Claims" means any and all liabilities (including, without limitation, negligence, warranty, statutory, product, strict or absolute liability, liability in tort or otherwise), obligations, losses, damages, penalties, fines, sanctions, claims, Environmental Claims, actions, or suits of whatever kind or nature, investigations, judgments, Liens (including any Lien in favor of any Governmental Authority upon the Coal Synfuel Plant or the Site for environmental liabilities and costs or violations of any Environmental Laws) and, shall include all reasonable costs, expenses and disbursements in connection therewith or related thereto, of any kind or nature, including, without limitation, reasonable legal fees and expenses and costs of investigation.

         "Coal" means the coal sold and delivered by Seller and purchased and accepted by Purchaser pursuant to this Agreement.

         "Coal Delivery Point" has the meaning given in Section 2.5(a).

         "Coal Purchase Order" means each Coal Purchase Order entered into pursuant hereto, including each Initial Coal Purchase Order and each additional Coal Purchase Order entered into pursuant to Section 2.2(b).

         "Coal Purchase Order Quantity" has the meaning given in Section 2.2(a).

         "Coal Purchase Order Term" has the meaning given in Section 2.2(a).

         "Coal Specifications" has the meaning given in Section 2.2(a).

         "Coal Synfuel" means the synthetic fuel produced in the Coal Synfuel Plant by combining coal with a chemical reagent.

         "Coal Synfuel Agency Agreement" means the Coal Synfuel Agency Agreement of even date herewith between Purchaser, as owner, and Alliance Coal Sales, a division of Alliance Coal, LLC, as agent, as modified or amended from time to time.

         "Coal Synfuel Plant" has the meaning given in the recitals to this Agreement.




                                Annex I - Page 2

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contract Year" means each period of twelve consecutive Months during the Term ending on *****; provided that the first Contract Year shall begin on the date of execution and delivery of this Agreement and end on the ***** next succeeding, and the last Contract Year shall end on the last Day of the Term, in each of which cases such Contract Year may include less than twelve months.

         "Control" means the possession, directly or indirectly, through one or more intermediaries, of either of the following:

                  (a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, 50% or more of the beneficial interest therein; and (iv) in the case of any other Entity, 50% or more of the economic or beneficial interest therein; or

                  (b) in the case of any Entity, the power or authority, through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the Entity.

         "Daily Average Production" means the average Daily production of Coal Synfuel by the Coal Synfuel Plant during the six-Month period prior to the occurrence of the event giving rise to Lost Coal Synfuel Production (but excluding any Days on which production of Coal Synfuel is reduced due to Force Majeure, machinery breakdown, maintenance, repairs, relocation of the Coal Synfuel Plant, vacation or holiday, or breach or default by any Alliance Party under any Operative Document (including any breach or default by Operator under this Agreement)), not to exceed ***** Tons per Day.

         "Damage Price" means $***** per Ton.

         "Day" means a period of 24 consecutive hours, beginning at midnight ET on any calendar day.

         "Defaulting Party" shall have the meaning given in Section 3.2(a).

         "Default Relocation Period" shall have the meaning given to it in the definition of Termination Fee.

         "Delivery Schedule" has the meaning given in Section 2.5(b).

         "Early Termination Date" has the meaning given in Section 3.2(b)(i).

         "ECO 12" means ECO Coal Pelletization No. 12, LLC, a Delaware limited liability company.

         "Effective Date" has the meaning given in the first paragraph of this Agreement.


                                Annex I - Page 3

         "Entity" means a corporation, limited liability company, partnership (including a general partnership, joint venture, limited partnership, limited liability partnership or partnership association), trust (including a business trust), estate, Governmental Authority or any other entity.

         "Environmental Claims" means any claim, action, cause of action, investigation conducted by a Governmental Authority or written notice by any Person or entity alleging potential liability (including, without limitation, potential liability for cleanup costs, Remedial Action, Releases, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) a presence or Release of any Hazardous Material or (b) circumstances forming the basis of any obligation under, or alleged violation of, any Environmental Law.

         "Environmental Laws" means all applicable United States Federal, state and local laws and regulations pertaining to the environment, natural resources, health and safety, including (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.)("CERCLA"), (b) Emergency Planning and Community Right to Know Act (EPCRA, SARA Title III) and the Superfund Amendments and Reauthorization Act of 1986,
(c) the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), (d) the Resource Conservation and Recovery Act of 1976, (e) the Hazardous and Solid Waste Amendment Acts of 1984, (f) the Clean Air Act (42 U.S.C. Section 7401 et seq.), (g) the Clean Water Act (33 U.S.C. Section 1251 et seq.), (g) the Federal Water Pollution Control Act, (h) the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), (i) the Safe Drinking Water Act, (j) the Mine Safety and Health Act of 1970 (42 U.S.C. Section 11001 et seq.), (k) the Oil Pollution Act of 1990, (l) the Hazardous Substances Transportation Act (49 U.S.C. Section 1801 et seq.), and (m) the Federal Mine Safety and Health Act of 1977 (30 U.S.C.
Section 801 et seq.), and any similar or analogous statutes, regulations and decisional law of any Governmental Authority, as each of the foregoing may have been or are in the future amended or supplemented, in each case to the extent applicable with respect to the property and operation to which application of the term "Environmental Laws" relates.

         "Event of Default" has the meaning given in Section 3.2(a).

         "Federal Tax Authority" means (a) the Treasury Department, (b) the IRS,
(c) the United States Tax Court, (d) the United States Board of Tax Appeals, (e) any other court of the United States in connection with its exercise of original, trial or appellate jurisdiction over any case involving federal tax matters, and (f) any successor to any of the foregoing, or any new or other Governmental Authority having jurisdiction or authority over federal tax matters.

         "Federal Tax Rule" means any regulation, rule, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter by any Federal Tax Authority with respect to federal tax matters, including (a) regulations of the Treasury Department, (b) IRS and Treasury Department materials such as Revenue Rulings, Revenue Procedures, Treasury Decisions, private letter rulings, Technical Memoranda, Technical Advice Memoranda, General Counsel Memoranda, Office Memoranda, Technical Information Releases, Delegation Orders, Executive Orders, Treasury Department Orders, Notices, Announcements and News Releases, and (c) judgments and decisions of the United States Tax Court, the United



                                Annex I - Page 4

States Board of Tax Appeals and any other court of the United States in connection with its exercise of original, trial or appellate jurisdiction over any case involving federal tax matters.

         "Force Majeure" has the meaning given in Section 3.6(b).

         "Governmental Authority" means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, office, commission, committee, council or other administrative body of any of the foregoing; and any court or other judicial body.

         "Group" means (a) with respect to Seller, the Seller Group, and (b) with respect to Purchaser, the Purchaser Group.

         "***** Guarantor" means *****, and its successors, or any successor guarantor that provides a replacement guaranty pursuant to the terms of the ***** Guaranty.

         "***** Guaranty" means the Guaranty of even date herewith by the ***** Guarantor in favor of Seller, or any replacement guaranty provided pursuant to the terms thereof.

         "Hazardous Materials" means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (c) polychlorinated biphenyls ("PCBs"), or PCB-containing materials or fluids; (d) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Authority requires environmental investigation, monitoring or remediation.

         "Indemnify" means to indemnify, protect, defend, release and hold harmless (any grammatical variants such as "Indemnity" and "Indemnification" have correlative meanings).

         "Initial Coal Purchase Order" has the meaning given in Section 2.2(a).

         "Interest Rate" means the lesser of (i) the *****%, and (ii) the highest rate permitted by applicable Law.

         "Investment Grade" means having long term, senior unsecured debt not supported by third party credit enhancement that is rated "BBB-" or higher by Standard & Poor's, or "Baa3" or higher by Moody's.

         "Law" means any applicable constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, writ, judgment, decree,


                                Annex I - Page 5
ruling, decision or other legal or regulatory determination of a Governmental Authority having valid jurisdiction.

         "Lost Coal Synfuel Production" means

                  (a) with respect to a relocation of the Coal Synfuel Plant as described in clause (a)(Y) of the definition of "Termination Fee," the sum of (i) the product of (A) the Daily Average Production, and (B) the number of Days in the Default Relocation Period minus (ii) the quantity (in Tons) of Coal Synfuel produced and sold from the Coal Synfuel Plant during the Default Relocation Period, if any; and

                  (b) with respect to any Annual Deficiency that may arise under any Coal Purchase Order, the quantity of Coal Synfuel (in Tons) that Purchaser failed to produce during such Contract Year directly attributable to a Ton of Annual Deficiency that Purchaser was unable to replace despite the use of commercially reasonable efforts to do so.

         "Material Handling Agreement" means that certain Material Handling Agreement of even date herewith between Purchaser, as owner, and Alliance Service, as contractor, as modified or amended from time to time.

         "Month" means a calendar month.

         "Moody's" means Moody's Investors Service, Inc., a Delaware corporation, and its successors and assigns.

         "Non-Complying Coal" means Coal that does not meet the Quality Specifications for any reason (including Force Majeure).

         "Non-Defaulting Party" has the meaning given in Section 3.2(a)(i).

         "Non-Performing Party" has the meaning given in Section 3.6(a).

         "Operating and Maintenance Agreement" means the Operating and Maintenance Agreement of even date herewith between Purchaser, as owner, and Alliance Service, as Operator, as modified or amended from time to time.

         "Operative Documents" means this Agreement, the Operating and Maintenance Agreement, the Real Property Easement Agreement, the Coal Synfuel Agency Agreement, the Material Handling Agreement, *****, the Purchaser Guaranties and each other agreement, document, certificate or other instrument executed as specifically provided for herein or therein.

         "Operator" means Alliance Service or any successor operator of the Coal Synfuel Plant designated in writing by Purchaser to Seller.

         "Party" has the meaning given in the introductory paragraph of this Agreement.



                                Annex I - Page 6

         "***** Guarantor" means *****, and its successors, or any successor guarantor that provides a replacement guaranty pursuant to the terms of the ***** Guaranty.

         "***** Guaranty" means the Guaranty of even date herewith by the ***** Guarantor in favor of Seller or any replacement guaranty provided pursuant to the terms thereof.

         "Performing Party" has the meaning given in Section 3.6(a).

         "Permit" means any permit, certificate, license, franchise, authorization, approval, variance, exemption, concession, lease, instrument or order issued or granted by any Governmental Authority, or any amendment thereto.

         "Person" means any person or Entity.

         "Prime Rate" means the rate of interested quoted by Citibank, N.A., New York branch, from time to time as its "prime" or "base" lending rate.

         "Proposed Section 29 Change" means the occurrence of any of the following events, unless the Coal Synfuel Plant and Purchaser would be grandfathered or otherwise exempted from the effect thereof as proposed:

                  (a) the introduction by any member of the Ways and Means Committee of the House of Representatives or the Finance Committee of the Senate of a bill or resolution that, if enacted or adopted, would constitute a Section 29 Change;

                  (b) the passage by any of the Ways and Means Committee of the House of Representatives, the Finance Committee of the Senate, the House of Representatives or the Senate of a bill or resolution that, if enacted or adopted, would constitute a Section 29 Change;

                  (c) the issuance of any proposed Federal Tax Law Rule that, if adopted in temporary or final form, would constitute a Section 29 Change; or

                  (d) the issuance, publication, announcement or other public dissemination of any statement or writing by the President (including by executive order), the Secretary of the Treasury, any Assistant Secretary of the Treasury, the Speaker of the House of Representatives, the Majority Leader of the Senate, the chairperson of the Ways and Means Committee of the House of Representatives or the Finance Committee of the Senate (including through colloquy reported in the Congressional Record), or any representative of the national office of the IRS, if such statement or writing proposes, advocates or supports the enactment of federal legislation, or the adoption of a Federal Tax Rule, that would constitute a Section 29 Change.

         "Purchase Price" has the meaning given in Section 2.2.

         "Purchaser" has the meaning given in the first paragraph of this Agreement.



                                Annex I - Page 7

         "Purchaser Group" means (a) Purchaser; (b) the Affiliates of Purchaser;
(c) any other members, shareholders, partners or other equity owners of Purchaser or any of its Affiliates (other than holders of publicly-traded stock of Purchaser or any of its Affiliates, except any such holder that Controls Purchaser); and (d) the respective successors and assigns of the Persons described in the foregoing clause (a), (b) or (c) and the respective Representatives of the Purchaser or any of its Affiliates.

         "Purchaser Guaranties" means, collectively, the ***** Guaranty and the ***** Guaranty, and "Purchaser Guaranty" shall mean either of them.

         "Purchaser Guarantors" means, collectively, the ***** Guarantor and the ***** Guarantor, and "Purchaser Guarantor" shall mean either of them.

         "Quality Price Adjustment" has the meaning given in Section 2.2(a).

         "Quality Specifications" has the meaning given in Section 2.7.

         "Qualifying Coal" means Coal that meets the Quality Specifications.

         "Real Property Easement Agreement" has the meaning given in the recitals to this Agreement.

         "Referee Sample" has the meaning given in Section 2.9(a).

         "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the environment of any Hazardous Material through or in the air, soil, surface water or ground water.

         "Remedial Action" means actions required by any Governmental Authority to (i) clean up, remediate, remove or treat Hazardous Materials in the environment, (ii) prevent the Release or further Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed, to design such a response and post-remedial investigation, monitoring, operation and maintenance.

         "Representative" means, with respect to any Person, each member, managing member, general partner, manager, managing partner, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants), contractor and other representative of such Person, and each other Person performing services for or on behalf of such Person; provided, however, that any relationship created or goods or services provided pursuant to the terms of the Operative Documents, or any similar agreements or arrangements entered into by and among the Parties or their Affiliates shall not cause (i) any Person that would not otherwise be a Representative of Purchaser to be a Representative of Purchaser or (ii) any Person that would not otherwise be a Representative of Seller to be a Representative of Seller.

         "Scales" has the meaning given in Section 2.5(a).



                                Annex I - Page 8

         "Section 29 Change" means the occurrence of any of the following events on or after the Effective Date, insofar as such event relates to the Section 29 Credit, unless the Coal Synfuel Plant and Purchaser are grandfathered or otherwise exempted from the effect thereof:

                  (a) any repeal of the Code;

                  (b) any total repeal of Section 29 of the Code; or

                  (c) any of the following events, to the extent that such event adversely affects, or has a material likelihood of adversely affecting, the amount, availability or value of Section 29 Credits that Seller may claim for Coal Synfuel produced from the Coal Synfuel Plant:

                           (i) an amendment or partial repeal of Section 29 of
                  the Code;

                           (ii) an amendment of a section of the Code that is
                  expressly referred to in Section 29 of the Code; or

                           (iii) the adoption of a Federal Tax Rule that
                  regulates, interprets, construes, limits, modifies or otherwise affects (A) Section 29 of the Code or (B) a section of the Code that is expressly referred to in Section 29 of the Code

         "Section 29 Credit" means the credit allowed by Section 29 of the Code for the production of solid synthetic fuels produced from coal, or any comparable replacement tax credit.

         "Seller" has the meaning given in the first paragraph of this Agreement.

         "Seller Group" means (a) Seller; (b) the Affiliates of Seller; (c) any other members, shareholders, partners or other equity owners of Seller or any of its Affiliates (other than holders of publicly-traded stock of Seller or any of its Affiliates); and (d) the respective successors and assigns of the Persons described in the foregoing clause (a), (b) or (c) and the respective Representatives of the Seller or any of its Affiliates.

         *****

         *****

         "Standard & Poor's" means Standard & Poor's Rating Group Corporation (a division of McGraw-Hill, Inc.), a New York corporation, and its successors and assigns.

         "Synfuel Purchaser" means any purchaser of Coal Synfuel under a Synfuel Purchase Agreement.

         "Synfuel Purchase Agreement" means any agreement pursuant to which Purchaser may sell Coal Synfuel from time to time.

         "Term" has the meaning given in Section 3.1(a).



                                Annex I - Page 9

         "Termination Costs" means, (a) with respect to either Party, all out-of-pocket costs and expenses reasonably incurred by such Party in connection with or as a result of its exercising a right to terminate this Agreement and enforcing its rights under this Agreement, and (b) with respect to Purchaser only, all costs and expenses incurred by Purchaser in making replacement arrangements for the purchase of Coal Feedstock, and (c) attorneys', engineers' and consultants' fees incurred by the applicable Party in connection with (a) and (b).

         "Termination Fee" means *****.

         "Termination Payment" has the meaning given in Section 3.2(b)(iii).

         "Third Party" means, with respect to a Party, any Person other than such Party, its Affiliates and its Representatives.

         "Third Party Claim" means any Claim brought by a Third Party.


         "Ton" means 2,000 pounds avoirdupois.

         "Weighing Standards" has the meaning given in Section 2.8(b).

         "Year" means a calendar year.



                                Annex I - Page 10


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                                  SCHEDULE 2.2

                               COAL SPECIFICATIONS







                              Schedule 2.2 - Page 1